Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8  Nos. 333-12156, 333-13818, 333-105213, 333-114668, 333-135218, 333-161796, 333-166673, 333-166674, 333-193124, 333-212608, 333-218987, 333-224246, 333-232641, 333-267998, 333-271102 and 333-278452) pertaining to the 1997 Key Employee Share Incentive Plan, as amended, and the 2010 Employee Share Purchase Plan of Radware Ltd. of our reports dated March 31, 2026, with respect to the consolidated financial statements of Radware Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting of Radware Ltd. and its subsidiaries included in this Annual Report  (Form 20-F) for the year ended December 31, 2025.

Tel Aviv, Israel Date: March 31, 2026	/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER A member of EY Global